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                                                                    EXHIBIT 99.2

CONTACTS:     INVESTORS                         MEDIA

              Linda Fellows, VP, Treasurer      Heather McLellan
              Intuit Inc.                       Intuit Inc.
              (650) 944-5436                    (650) 944-3501
                                                or
                                                Holly Anderson
                                                Sandhill Communications
                                                (615) 377-6902

FOR IMMEDIATE RELEASE

                  INTUIT ANNOUNCES NEW STOCK REPURCHASE PROGRAM
                  $500 MILLION AUTHORIZED OVER NEXT THREE YEARS

        MOUNTAIN VIEW, Calif. -- March 24, 2003 -- Intuit Inc. (NASDAQ: INTU) today announced that its board of directors has authorized a three-year stock repurchase program for up to $500 million.

        "Intuit is continually working to enhance shareholder value," said Steve Bennett, Intuit's president and chief executive officer. "We have multiple growth engines that are driving revenue growth of at least 25 percent and pro forma earnings per share of at least 41 percent. We are acquiring new companies to provide platforms for future growth. And at the same time, we're using our strong cash position to continue to repurchase our stock."

        This is Intuit's second repurchase program. The first, a three-year $500 million program, was authorized by the board in May 2001 and was subsequently increased to $750 million. That program was completed in December 2002.

CAUTIONS ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements about future financial results and other events that have not yet occurred, including guidance about Intuit's expected results for the remainder of fiscal 2003. Statements with words like "expects," "anticipates" or "believes," and statements in the future tense, are forward-looking statements. Actual results may differ materially from Intuit's expressed expectations because of risks and uncertainties about the future. Some of the important factors that could cause Intuit's results to differ are listed below. More details about these and other


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risks are included in Intuit's fiscal 2002 Form 10-K and other SEC filings and at www.intuit.com/company/investors/considerations.html. The company does not intend to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

        - Seasonality causes significant quarterly fluctuations in Intuit's revenue and net income.

        - The increased use of Intuit's web-based consumer tax products and the shift in customer purchases through Intuit's direct marketing channel affect the timing of its consumer tax revenue during the tax season. These factors, among others, have increased the uncertainty for the full tax season.

        - Actual product returns may exceed product return reserves, particularly for Intuit's tax preparation software.

        - If Intuit fails to maintain reliable and responsive service levels for its electronic tax offerings or customer support function, it could lose revenue and customers.

        - Integrating acquired businesses creates challenges for Intuit's operational, financial and management information systems. If Intuit is unable to adequately address these and other issues presented by acquisitions, Intuit may not fully realize the intended benefits of its acquisitions.

        - Expansion of Intuit's product and service offerings requires Intuit to develop and enhance more and increasingly complex products, market and sell higher priced products and services and distribute and support an expanding portfolio of products and services. It also increases the number and complexity of Intuit's revenue models. If Intuit is unable to support its expanded businesses, they may not achieve sustainable financial viability or broad customer acceptance.

        - Intuit faces competitive pressures in all of its businesses, which can have a negative impact on its revenue, profitability and market position.

        - Risks related to Intuit's distribution channels include challenges in negotiating favorable terms with retailers and the negative affect of the current economic environment on retail sales. In addition, expansion of Intuit's product and service offerings requires Intuit to develop and manage a direct sales organization, which is a new distribution method for Intuit.

        - A continuation of the recent general decline in economic conditions and the softness in retail sales could lead to significantly reduce demand for Intuit's products and services.

        - Revenue growth for Intuit's vertical business management solutions is subject to risks such as the negative impact of the current economic environment and the potential disruption to the businesses during the acquisition integration process.

        - Risks relating to customer privacy and security and increasing governmental regulation could hinder the growth of Intuit's businesses.

ABOUT INTUIT INC.

Intuit Inc. (NASDAQ: INTU) is a leading provider of business and financial management solutions for small businesses, consumers and accounting professionals. Its flagship products and services, including QuickBooks(R), Quicken(R) and TurboTax(R) software, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries(R) and Lacerte(R) are Intuit's leading tax preparation software suites for professional accountants.

Founded in 1983, Intuit has annual revenue of more than $1 billion. The company has nearly 7,000 employees with major offices in 13 states across the U.S. and offices in Canada and the United Kingdom. More information can be found at www.intuit.com.


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Intuit, the Intuit logo, Quicken, QuickBooks, Quicken Loans and TurboTax, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries. Quicken.com, among others, is a trademark and/or service mark of Intuit Inc. or one of its subsidiaries, in the United States and other countries. Other parties' trademarks or service marks are the property of their respective owners and should be treated as such.